Sub-Item 77C
Submission of Matters to a Vote of Security Holders

      The Annual Meeting of Shareholders of the Fund (the
"Meeting") was held on September 21, 2012 pursuant to notice given to all shareholders of record at the close of business on August 3, 2012. At the Meeting, the shareholders were asked to approve the election of seven directors and to ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm for its fiscal year ending December 31, 2012.

Information regarding shares voted for and against the matter before the Meeting follows:

To elect seven Directors to serve for the ensuing year:

NOMINEE                          FOR                  WITHHELD
Jonathan D. Beard              3,010,536.766         71,256.006

Susan Hickey                   3,018,655.865         63,136.907

Jeffrey E. Perlman             3,006,857.339         74,935.433

Preston V. Pumphrey            2,998,727.398         83,065.374

Sharon Reier                   3,010,873.427         70,919.345

Murray D. Rosenblith           3,009,141.356         72,651.416

David J. Schoenwald            2,811,980.697        269,812.075

To ratify the Board of Directors' appointment of BBD, LLP as the Fund's independent registered public accounting firm:

MATTER: To ratify the selection of BBD, LLP as the Fund's independent registered public accounting firm for its fiscal year ending December 31,2012.


      FOR                  AGAINST                ABSTENTIONS
      3,002,741.557        22,686.037             56,365.178